Exhibit 5

December 22, 2004

Board of Directors

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Members of the Board of Directors:

We have acted as counsel to Hornbeck Offshore Services, Inc. (the “Company”) and certain of its subsidiaries in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $225 million aggregate principal amount of 6.125% Series B Senior Notes due 2014 of the Company (the “Exchange Notes”) to be offered and issued by the Company under an Indenture dated as of November 23, 2004 by and among the Company and Wells Fargo Bank, National Association, as Trustee and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors of the Exchange Notes (the “Subsidiary Guarantors”).

We have examined the Indenture, the form of global note issued under the Indenture and such statutes, corporate records and documents of the Company and of the Subsidiary Guarantors, certificates of corporate officials of the Company and each of the Subsidiary Guarantors and of public officials and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

Based upon the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that (i) upon issuance thereof in the manner described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations, enforceable against the Company and the Subsidiary Guarantors in accordance with their terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, moratorium, reorganization and other similar laws of general application affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) the Guarantees of each of the Subsidiary Guarantors will constitute valid and legally binding obligations, enforceable against the Company and the Subsidiary Guarantors in accordance with their terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, moratorium, reorganization and other similar laws of general application affecting the

Board of Directors

Hornbeck Offshore Services, Inc.

December 22, 2004

rights and remedies of creditors and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinion expressed above assumes that the Exchange Notes issued under the Indenture have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon exchange for the 6.125% Series A Senior Notes due 2014 as provided for therein.

Except as otherwise stated below, the opinions expressed herein are based upon, and limited to, the laws of the State of Texas and the United States and the Delaware General Corporation Law, and to case decisions reported as of this date under such laws, and we do not undertake to provide any opinion as to any matter or to advise any person with respect to any events or changes occurring subsequent to the date of this letter.

The opinions expressed in this letter are provided as legal opinions only and not as any guaranties or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Winstead Sechrest & Minick

WINSTEAD SECHREST & MINICK P.C.